Exhibit 4.1

THIS SECURED NOTE, INCLUDING THE COMMON STOCK INTO WHICH THIS SECURED NOTE MAY BE CONVERTED, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE OR SOLD, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR UPON ISSUANCE OF AN OPINION OF COUNSEL (SATISFACTORY TO THE COMPANY) THAT SUCH SALES ARE PERMISSIBLE UNDER RULE 144 OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

RESOURCE EXCHANGE OF AMERICA CORP

6% CONVERTIBLE PROMISSORY NOTE

$ ___________	Dated: ________ __, 2012
(Original Principal Amount)	(“Issuance Date”)

           FOR VALUE RECEIVED, RESOURCE EXCHANGE OF AMERICA CORP., a company organized under the laws of Florida (the “Company” or the “Maker”), hereby promises to pay to ______________ (the “Payee” or the “Holder”), or its registered assigns, the principal amount of __________Dollars ($ ____________ USD) together with interest thereon calculated from the Issuance Date (“Interest Commencement Date”) in accordance with the provisions of this 6% Convertible Promissory Note (as amended, modified and supplemented from time to time, this “Note”).

           Certain capitalized terms are defined in Section 8 hereof.

1.             Payment of Interest. Interest shall accrue at a rate equal to six percent (6%) per annum (the “Interest Rate”) beginning on the Interest Commencement Date on the unpaid principal amount of this Note and shall be due and payable on the Maturity Date in cash or, at the Company’s option, in a number if shares of Common Stock (as hereinafter defined) equal to the quotient obtained by dividing the amount of interest by the Conversion Price (as such Conversion Price may be adjusted in accordance with Section 7 of this Note).

               2.              Maturity Date. If, on the first anniversary of the Issuance Date (such date, the “Maturity Date”), this Note has not been converted as provided in Section 3 below, the entire principal amount of this Note and all accrued, but unpaid interest thereon shall be due and payable in full in cash in immediately available funds. No principal of this Note shall be due or payable prior to the Maturity Date.

3.             Conversion.

(i)   The Holder shall have the right from time to time, and at any time prior to the Maturity Date and as long as there remains outstanding principal amount of this Note, to convert all or any part of the outstanding and unpaid principal amount of this Note into fully paid and non- assessable shares of Common Stock, as such Common Stock exists on the Issuance Date, or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed or reclassified at the conversion price  determined as provided herein (a “Conversion”).  The number of shares that shall be issuable upon conversion of this Note (the “Conversion Shares”) shall equal the number obtained by dividing (x) the principal amount of this Note plus accrued and unpaid interest thereon, by (y) the Conversion Price.

(ii)   The “Conversion Price” shall equal the Market Price. For the purpose of this Agreement, “Market Price” means the average of the Trading Prices (as defined below) for the Common Stock during the immediately preceding thirty (30) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date.  “Trading Price” means, for any security as of any date, the closing bid price on the Over-the-Counter Bulletin Board, or applicable trading market (the “OTCBB”) as reported by a reliable reporting service (“Reporting Service”) mutually acceptable to the Company and Holder (i.e. Bloomberg) or, if the OTCBB is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no closing bid price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are listed in the OTC Pink Market.  If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as determined by the board of directors of the Company.

(iii)   Subject to Section 3(i) hereof, this Note may be converted by the Holder in whole or in part at any time from time to time after the Issuance Date, by (A) submitting to the Company a Notice of Conversion as (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time) and (B) surrendering this Note at the principal office of the Company. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Borrower unless the entire unpaid principal amount of this Note is so converted.  The Holder and the Company shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon each such conversion.  In the event of any dispute or discrepancy, such records of the Company shall, primafacie, be controlling and determinative in the absence of manifest error.  Notwithstanding the foregoing, if any portion of this Note is converted as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount of this Note.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note represented by this Note may be less than the amount stated on the face hereof. At such time as such conversion has been effected, the rights of the Holder of this Note as the Holder of such Note shall cease (with respect to the amount so converted), and the Person or Persons in whose name or names any certificate or certificates for the Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Common Stock represented thereby.

(iv)    As soon as possible after the conversion has been effected (but in any event within five (5) Business Days), the Company or its acquirer shall deliver to the converting holder a certificate or certificates representing the Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified.

(v)    The issuance of certificates for Common Stock upon conversion of this Note shall be made without charge to the holder hereof in respect thereof or other cost incurred by the Company or acquirer in connection with such conversion and the related issuance of Common Stock.

(vi)    Neither the Company nor acquirer shall close its books against the transfer of this Note in any manner which interferes with the timely conversion of this Note. The Company shall assist and cooperate with any Holder of this Note required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of this Note (including, without limitation, making any filings required to be made by the Company).

(vii)  The Company shall at all times reserve and keep available out of its authorized, but unissued shares of the Common Stock, solely for the purpose of issuance upon conversion hereunder, such number of shares of Common Stock issuable upon conversion. All shares of such capital stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Company shall take all such actions as may be necessary to assure that all such shares of capital stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which such shares of capital stock.

4.             Prepayment.

The Notes may be prepaid in whole or part without penalty with a prior written notice to the Payee (“Prepayment Notice”).

            5.             Method of Payments.

(i)           Payment.  So long as this Note shall be outstanding, and notwithstanding anything contained elsewhere in this Note to the contrary, the Company will pay to the Payee or its registered assigns all sums for principal, interest, or otherwise becoming due on this Note not later than 3:00 p.m. New York time, on the date such payment is due, in immediately available funds, in accordance with the payment instructions that the Payee or its registered assigns may designate in writing, without the presentation or surrender of such Note or the making of any notation thereon. Any payment made after 3:00 p.m. New York time, on a Business Day will be deemed made on the next following Business Day. If the due date of any payment in respect of this Note would otherwise fall on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day, and interest shall be payable on any principal so extended for the period of such extension. All amounts payable under this Note shall be paid free and clear of, and without reduction by reason of, any deduction, set-off or counterclaim. The Company will afford the benefits of this Section to the Payee and to each other Person holding this Note.

(ii)           Transfer and Exchange. This Note has not been and is not being registered under the provisions of the Act or any state securities laws and this Note may not be transferred prior to the end of the holding period applicable to sales under Rule 144 unless in accordance with applicable law and unless (1) the transferee is an “accredited investor” (as defined in Regulation D under the Act) and (2) the Holder shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that this Note may be sold or transferred without registration under the Act. Prior to any such transfer, such transferee shall have represented in writing to the Company that such transferee has requested and received from the Company all information relating to the business, properties, operations, condition (financial or other), results of operations or prospects of the Company deemed relevant by such transferee, and that such transferee has been afforded the opportunity to ask questions of the Company concerning the foregoing. Upon surrender of this Note for registration of transfer or for exchange to the Company at its principal office, the Company at its sole expense will execute and deliver in exchange therefor a new Note or Notes, as the case may be, as requested by the Holder or transferee, which aggregate principal amount is equal the unpaid principal amount of such Note, registered as such holder or transferee may request, dated so that there will be no loss of interest on the Note and otherwise of like tenor; provided that this Note may not be transferred by Payee to any Person other than Payee’s affiliates without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed). The issuance of new Notes shall be made without charge to the holder(s) of the surrendered Note for any issuance tax in respect thereof or other cost incurred by the Company in connection with such issuance, provided that the Holder of this Note shall pay any transfer taxes associated therewith. The Company shall be entitled to regard the registered Holder of this Note as the Holder of the Note so registered for all purposes until the Company or its agent, as applicable, is required to record a transfer of this Note on its register.

(iii)           Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, upon receipt of an indemnity reasonably satisfactory to the Company or, in the case of any such mutilation, upon the surrender and cancellation of this Note, the Company, at its expense, will execute and deliver, in lieu thereof, a new Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Note.

6.             Events of Default. If any of the following events takes place before the Maturity Date (each, an “Event of Default”), the Holder of this Note, at its option, may declare all principal and accrued and unpaid interest thereon and all other amounts payable under this Note immediately due and payable; provided, however, that (i) this Note shall automatically become due and payable without any declaration in the case of an Event of Default specified in clause (iii), (iv), (v) or (vi), below and (ii) any Event of Default which may be cured shall be subject to a ten (10) Business Day period within which the Company may cure such Event of Default:

(i)	Company fails to make payment of any amount when due under this Note; or

(ii)	A receiver, liquidator or trustee of Company or any substantial part of Company’s assets or properties is appointed by a court order; or

(iii)	Company is adjudicated bankrupt or insolvent; or

(iv)	Any of Company’s property is sequestered by or in consequence of a court order and such order remains in effect for more than 30 days; or

(v)
Company files a petition in voluntary bankruptcy or requests reorganization under any provision of any bankruptcy, reorganization or insolvency law or consents to the filing of any petition against it under such law, or

(vi)	Any petition against Company is filed under bankruptcy, receivership or insolvency law, which has not be dismissed within 60 days after its filing; or

(vii)
Company makes a formal or informal general assignment for the benefit of its creditors, or admits in writing its inability to pay debts generally when they become due, or consents to the appointment of a receiver or liquidator of Company or of all or any part of its property; or

(viii)	An attachment or execution is levied against any substantial part of Company’s assets that is not released within 30 days; or

(ix)	Company dissolves, liquidates or ceases business activity, or transfers any major portion of its assets other than in the ordinary course of business; or

(x)	Company breaches any covenant or agreement on its part contained in this Note.

7.             Adjustment to the Conversion Price. If at any time or from time to time after the Issuance Date and prior to the Maturity Date, the Company takes action with respect to any of the following, the Conversion Price and kind of shares or other securities to be issued upon conversion shall be adjusted pursuant to this Section 7:

(i)   Stock Splits, Combinations and Dividends.  If the shares of Common Stock outstanding at any time after the date hereof are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price or the Conversion Shares to be issued, as the case may be, shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(ii)   Merger, Sale, Reclassification, Exchange and Substitution.

a.  In case the Company within two years after the Issuance Date shall do any of the following (each, a “Triggering Event”): (a) consolidate or merge with or into any other Person and the Company shall not be the continuing or surviving Company of such consolidation or merger, or (b) permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, any securities of the Company shall be changed into or exchanged for securities of any other Person or cash or any other property, or (c) transfer all or substantially all of its properties or assets to any other Person, or (d) effect a capital reorganization or reclassification of its securities, then, and in the case of each such Triggering Event, proper provision shall be made to the Conversion Price so that, upon the basis and the terms and in the manner provided herein, the Holder shall be entitled upon the conversion hereof at any time after the consummation of such Triggering Event, to the extent the Note has not been converted or redeemed prior to such Triggering Event, to receive at the Conversion Price in effect at the time immediately prior to the consummation of such Triggering Event, in lieu of the Common Stock issuable upon such conversion prior to such Triggering Event, the securities, cash and property to which such Holder would have been entitled upon the consummation of such Triggering Event if such Holder had converted immediately prior thereto (including the right of a shareholder to elect the type of consideration it will receive upon a Triggering Event), subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 7.  Promptly upon the occurrence of a Triggering Event, the Company shall notify the Holder in writing of such Triggering Event and provide the calculations in determining the number of shares of Common Stock issuable upon conversion and the adjusted Conversion Price.

b.  The surviving entity and/or each Person (other than the Company) which may be required to deliver any securities, cash or property upon the conversion of the Note as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holder, (A) the obligations of the Company under this Note (and if the Company shall survive the consummation of such Triggering Event, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Note) and (B) the obligation to deliver to such holder such securities, cash or property as, in accordance with the foregoing provisions of this subsection (b).

c.  Upon any liquidation, dissolution or winding up of the Company, the Common Stock issuable upon the conversion of the Note is changed into the same or a different number of shares of any class of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, each Holder shall have the right thereafter to convert the Note into the kind and amount of stock and other securities and property receivable upon the recapitalization, reclassification or other change by a holder of the number of shares of Common Stock into which the shares of this Note could have been converted immediately prior to the recapitalization, reclassification or change.

8.             Definitions.

 “Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their activities.

“Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a Company, a partnership, a limited liability company, a trust or other entity.

“Noteholder” with respect to this Note, means at any time each Person then the record owner hereof.

“Trading Day” shall mean any day on which the Common Stock is tradable for any period on the OTCBB, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

9.             Amendment and Waiver. The provisions of this Note (including any Event of Default) may not be modified, amended or waived, and the Company may not take any action herein prohibited, or omit to perform any act herein required to be performed by it, without the written consent of the Holder.

10.           Remedies Cumulative. No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

11.           Remedies Not Waived. No course of dealing between the Company and the Payee or any delay on the part of the Payee in exercising any rights hereunder shall operate as a waiver of any right of the Payee.

12.           Assignments. The Payee may assign, participate, transfer or otherwise convey this Note and any of its rights or obligations hereunder or interest herein, in whole or part,  to any other Person subject to the requirements and limitations set forth in this Note. This Note shall inure to the benefit of the Payee’s successors and assigns.  The Company shall not assign or delegate this Note or any of its liabilities or obligations hereunder.

13.           Headings. The headings of the sections and paragraphs of this Note are inserted for convenience only and do not constitute a part of this Note.

14.           Severability. If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

15.           Cancellation. After all principal, premiums (if any) and accrued interest at any time owed on this Note have been paid in full, or this Note has been converted this Note will be surrendered to the Company for cancellation and will not be reissued.

16.           Maximum Legal Rate. If at any time an interest rate applicable hereunder exceeds the maximum rate permitted by law, such rate shall be reduced to the maximum rate so permitted by law.

17.           Place of Payment and Notices. Unless otherwise stated herein, payments of principal and interest are to be delivered to the Noteholder of this Note at the address provided by the Holder below or subsequent Holder, or at such other address as the Holder has specified by prior written notice to the Company. No notice shall be deemed to have been delivered until the first Business Day following actual receipt thereof at the foregoing address.

To Holder:

18.           Waiver of Jury Trial. The Payee and the Company each hereby waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Note and/or the transactions contemplated hereunder.

19.           Submission to Jurisdiction.

(i)           Any legal action or proceeding with respect to this Note may be brought in the courts of the State of New York or of the United States of America sitting in New York County, and, by execution and delivery of this Note, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

(ii)          The Company hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(iii)         Nothing herein shall affect the right of the Payee to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

20.           GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Company has executed and delivered this  Convertible Promissory Note on the date first written above.

RESOURCE EXCHANGE OF AMERICA CORP

By:	/s/
Name:
Title :

EXHIBIT A:
NOTICE OF CONVERSION

The undersigned hereby elects to convert $_________________ principal amount of the Note (defined below) into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of RESOURCE EXCHANGE OF AMERICA CORP., a Florida corporation (the “Company”) according to the conditions of the convertible note of the Company dated as of _________, 2012 (the “Note”), as of the date written below.  No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

The undersigned hereby requests that the Company issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

____________________
____________________
____________________
____________________

Date of Conversion:
Applicable Conversion Price:	$
Number of Shares of Common Stock to be Issued
Pursuant to Conversion of the Notes:
Amount of Principal Balance Due remaining
Under the Note after this conversion:

By:_____________________________
Name:
Title:
Date:  __________________________